Exhibit 2.3

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement” or “Stock Purchase Agreement”) states the terms and conditions that govern the contractual agreement between Chae Soonjae ( 720612-1261314), located at Incheon Shi, Gae Yang Ku, Gae San Dong 977-23, Dong yang Buila 3 Dong 202 (the “Seller”), and NextGlass Technologies, Inc., having their principal office located at 9454 Wilshire Blvd., Suite 612, Beverly Hills, CA 90212 (the “Purchaser”) who agrees to be bound by this Agreement.

WHEREAS, the Seller owns 5,000 Shares of common stock, which amounts to 5% of the outstanding shares of common stock in SWIS Co., Ltd, a Korean Company (the “Company); and

WHEREAS, the Seller desires to sell the stock, as described below, to the Purchaser and the Purchaser agrees to purchase the stock, as described below, from the Seller subject to the terms and conditions herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises made by the parties hereto, the Purchaser and the Seller (individually, each a “Party” and collectively, the “Parties”) covenant and agree as follows.

1.	PURCHASE AND SALE.

Subject to the terms and conditions of this Stock Purchase Agreement, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, 5,000 common stock shares of Company stock (the “Shares”).

2.	CONSIDERATION.

The Seller shall convey the Shares to the Purchaser for Fifty Thousand Won (50,000 Won).

3.	EXECUTION AND DELIVERY.

Upon the execution and delivery of this Agreement, the Seller shall the deliver to the Purchaser any documentation the Company reasonably requires to process the transfer of the Shares to the Purchaser. The Shares shall be delivered in Book Entry form to the Purchaser on or before August 10, 2016 (the “Closing Date”).

4.	SELLER’S REPRESENTATIONS.

The Seller represents, warrants, and agrees to and with the Purchaser as follows as of the date of execution of this Agreement and on the Closing Date.

1	The Company is a corporation duly formed and organized under the laws of South Korea;

2	The Company is in good standing under the laws of South Korea and requires action by the Purchaser to achieve compliance;

3	There is no proceeding, claim or investigation pending against the Company or any of its subsidiaries by any third party or governmental agency, nor, to the Seller’s knowledge, has any such claim or investigation been threatened;

4	The Seller is the sole beneficial, legal, and record owner of the Shares;

5	The Seller holds valid and marketable title to the Shares which are free and clear of all encumbrances, restrictions on transfer, or other defects in title of any kind;

6	The Seller has the right and authority to enter into and carry out the terms of this Agreement, including without limitation, the offer, sale, and transfer of the Shares to the Purchaser and has taken all action necessary to validly do so; and

The Seller is not a party to any contract that remains in effect with respect to the Shares and there are no restrictions on the offer, sale, or transfer of the Shares other than applicable securities laws.

5.	EXPENSES.

Each respective Party will pay all expenses and fees of their or its legal counsel, accountants, and other agents and advisers incurred pursuant to this Agreement regardless of whether the transactions contemplated in this Agreement are consummated.

6.	INDEMNIFICATION.

The Purchaser and the Seller each hereby agree to defend, indemnify and hold harmless the other from and against any claim, damage, liability, loss, cost or expense (including reasonable attorney’s fees) arising directly or indirectly out of:

Any failure to perform obligations set forth in this Agreement;

Any inaccuracy or breach of any representations or warranties made in this Agreement, and any and all actions, suits, litigation, arbitration, proceedings, investigations, claims or liabilities of whatever nature arising out of any of the foregoing.

7.	NO MODIFICATION UNLESS IN WRITING.

No modification of this Agreement shall be valid unless in writing and agreed upon by both Parties.

8.	VENUE.

This Stock Purchase Agreement and the interpretation of the terms herein shall be governed by and construed in accordance with the laws of South Korea. The Parties irrevocably submit to the exclusive jurisdiction of the federal and state courts located in Seoul, Korea.

IN WITNESS WHEREOF, each of the Parties has executed this Stock Purchase Agreement electronically or in person, both Parties by its duly authorized officer, as of the day and year set forth below.

Seller:

/s/ Chae Soonjae	April 28, 2016
Chae Soonjae	Date

Purchaser:
NextGlass Technologies, Inc.

/s/ John Park	April 28, 2016
John Park	Date